Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63872, 333-120374 and 333-150549) pertaining to the TRS 401(k) Retirement Plan of our report dated June 22, 2018, with respect to the financial statements and schedule of the TRS 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Dallas, Texas

June 22, 2018